Exhibit 99.5

Coalmine Safety Regulations

General Rules

Item 1. In order to ensure safety production and staff’s life safety, this regulations is established according to Coal Law, Coalmine Safety Laws and Coalmine Safety Supervise Statute.

Item 2. Coal production and Coal Construction in Chinese land must obey these regulations

Item 3. Coal enterprise must obey law, rules, standard and technical criterion related to national safety production.

Coal enterprise must establish and enhance leader responsibility system for safety production、functional department responsibility system for safety production、post responsibility system for safety production.

Coal enterprise should establish and enhance management system for safety aim, safety award and punishment system, examine and approve system for safety technology, hidden trouble remove and inspect system, safety inspection system, safety meeting system.

Item 4. Coal enterprise must set up safety production organization; equip safety production staff and equipment meeting the needs of production.

Item 5. Coalmine safety work must practice mass supervise. Coal enterprise, must encourage mass safety supervise movement, exert the role of mass safety supervise.

staff  have the right to deter peccancy, refuse to carry out peccancy command; if there occurs risk in working place, have the right to stop working immediately, retreat to safety place; if the risk has not been processed and not ensure staff’s safety, staff have the right to refuse work.

Item 6. Coal enterprise must carry out safety training to staff. If not trained, can not begin to work.

Company’s manager、coalmine director must have safety professional knowledge, have the ability to lead safety production and process coal accident, also experience train, qualified to get safety qualification certificate.

Staff in special post must receive train according to relevant regulation, qualified and get working qualification certificate.

Item 7. The product related to the safety production must be experienced safety inspection and acquired safety symbol for coal usage production. If not, forbid to use.

New technology, new techniques new equipment and new material related to safety production before used must be experienced examine & approve, inspection and verification for safety character, also set up safety measures.

Item 8. When coalmine enterprise makes out long-term development layout for production construction and annual production construction plan, must write out safety technology development layout and safety technology measure plan. The cost material and equipment related to safety technology must be listed in finance and supply plan.

Item 9. Coalmine enterprise must write out annual disaster preventing and processing plan, also amend in time according to actual conditions. Disaster preventing and processing plan is carried out by coalmine director.

Coalmine enterprise must organize coal well disaster-safeguard rehearse at least once per year.

Item 10. The staff entering well must wear safety cap, take with self-saving equipment and miner’s light, forbid to take with tobacco and ignition goods, forbid to wear chemical fiber clothes, forbid to drink wine.

Coalmine enterprise must set up entering inspection system and staff checking system while in and out of well.

Item 11. Coalmine enterprise should have hurt first aid system to serve. Hurt first aid system should equip ambulance, first aid goods and equipment, medicine.

Item 12. Coalmine under well must fill out the following drawing reflecting actual conditions:

a.

Coal well geological and hydrographic chart.

b.

Comparison chart between up and down of well.

c.

Alley position chart.

d.

Excavating project plan.

e.

Draught system chart.

f.

Transportation chart under well.

g.

Safety monitoring equipment position chart.

h.

Pipeline system chart including drain, dust-protecting, fire-proofing slurry, wind-controlling, fill and gas drawing out.

i.

Communication system under well.

j.

Power system chart between up and down of well, electric appliance position chart.

k.

Disaster-avoiding path chart.

Item 13. Open coal mine must fill out the following chart reflecting actual conditions:

a.

Terrain geological chart.

b.

Engineering geological plan, cutting plane, general hydro geological plan.

c.

Mining and removing engineer plan.

d.

Transportation system chart.

e.

Electricity transmission and transform system chart.

f.

Communication system chart.

g.

Water proofing and draining system, draining equipment position chart.

h.

Side slope monitoring system plan and cutting plane chart.

i.

Comparison chart between empty places mined and open coal mine.

Item 14. If there occurs accident in coalmine, company manager, coalmine director and technology principal must take measures to organize salvage, coalmine director is responsible of commanding, also report conditions to upper leader in time according to relevant regulation.